Exhibit 99.1

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore Chairman of the Board, President and CEO	Telephone: (540) 745-4191 FAX: (540) 745-4133

Stephanie Kent Senior Vice President and Principal Financial Officer

May 12, 2006	Traded: OTC Bulletin Board	Symbol: CDBK

For Immediate Release

Cardinal Bankshares Corporation Announces Increased Earnings for the First Three Months of 2006

FLOYD, VA—Cardinal Bankshares Corporation is pleased to report increased year to date earnings for the first three months of 2006 as compared to the first three months of 2005. “With the continued rising interest rates and competition, it is particularly gratifying to report news of positive earnings that are ahead of 2005”, stated Leon Moore, chairman and chief executive officer.

Net income for the first three months of 2006 amounted to $663,000, a slight increase of $137,000 from the income of $526,000 for the same period in 2005. Basic earnings per share amounted to $.43 per share.

Noninterest expense increased approximately $41,000 the first three months of 2006 compared to the first three months of 2005. The largest portion of that amount was related to personnel expenses related to Roanoke and Salem branches added during the first quarter of 2005.

Total assets at March 31, 2006 were $191,887,000. Net loans decreased by $639,000 from December 31, 2005 and ended at $127,915,000 as of March 31, 2006.

Moore added, “We continue to look for new expansion opportunities and products to serve our customers. Our employees are committed to serving the customers with a personal and professional approach. Our continued strong performance allows Cardinal to add value to our shareholders, to the communities we serve and to our staff.”

Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke, Salem and Willis, Virginia.

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This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission.

Cardinal Bankshares Corporation and Subsidiary

Consolidated Balance Sheets

	(Unaudited) March 31, 2006	(Audited) December 31, 2005
	(In thousands, except share data)
Assets
Cash and due from banks	$3,001	$4,292
Interest-bearing deposits	9,748	9,042
Federal funds sold	1,575	5,125
Investment securities available for sale, at fair value	19,663	19,308
Investment securities held to maturity (fair value March 31, 2006—$18,073; December 31, 2005—$17,743)	17,841	17,470
Restricted equity securities	554	546
Total loans	129,359	129,981
Allowance for loan losses	(1,444)	(1,427)

Net loans	127,915	128,554

Bank premises and equipment, net	3,917	3,997
Accrued interest receivable	985	998
Foreclosed properties	418	418
Bank owned life insurance	4,669	4,631
Other assets	1,601	1,854

Total assets	$191,887	$196,235

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$27,347	$26,747
Interest-bearing deposits	135,585	141,101

Total deposits	162,932	167,848

Securities sold under agreements to repurchase	—	134
Accrued interest payable	142	134
Other liabilities	1,102	1,061

Total liabilities	164,176	169,177

Commitments and contingent liabilities	—	—

Stockholders’ Equity
Common stock, $ 10 par value, 5,000,000 shares authorized, 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	9,496	8,833
Accumulated other comprehensive income, net	(67)	(57)

Total stockholders’ equity	27,711	27,058

Total liabilities and stockholders’ equity	$191,887	$196,235

Cardinal Bankshares Corporation and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2006	2005
	(In thousands, except share data)
Interest income
Loans and fees on loans	$2,316	$2,002
Federal funds sold and securities purchased under agreements to resell	27	26
Investment securities:
Taxable	192	210
Exempt from federal income tax	218	239
Deposits with banks	111	17

Total interest income	2,864	2,494

Interest expense
Deposits	969	775
Securities Sold	—	12

Total interest expense	969	787

Net interest income	1,895	1,707
Provision for loan losses	20	24

Net interest income after provision for loan losses	1,875	1,683

Noninterest income
Service charges on deposit accounts	68	58
Other service charges and fees	23	23
Net realized gains on sales of securities	3	3
Other operating income	130	85

Total noninterest income	224	169

Noninterest expense
Salaries and employee benefits	747	683
Occupancy and equipment	173	192
Other operating expense	307	311

Total noninterest expense	1,227	1,186

Income before income taxes	872	666
Income tax expense	209	140

Net Income	$663	$526

Basic earnings per share	$0.43	$0.34
Diluted earnings per share	$0.43	$0.34
Weighted average basic shares outstanding	1,535,733	1,535,733
Weighted average diluted shares outstanding	1,535,733	1,535,733